Exhibit 99.1

      Standard Pacific Corp. Caps Record Year With Record Fourth Quarter
       Earnings of $2.33 Per Share, Up 47%, and Raises 2004 Guidance to
                           $6.90 to $7.00 Per Share

    Financial and Operating Highlights - 2003 Fourth Quarter vs.
     2002 Fourth Quarter

       -  Earnings per share up 47% to a record $2.33 vs. $1.58 last year

       -  Net income of $79.7 million, up 52%

       -  Homebuilding revenues up 18% to a record $802 million

       -  Record 2,677 new home deliveries, up 13% from last year

       -  Homebuilding gross margin up 330 basis points to 22.8%

       - Record Adjusted Homebuilding EBITDA* of $164 million, an increase of 75% over 2002, and an EBITDA margin of 20.5%

       -  LTM return on average equity of 22.6%

       -  Record 2,163 new home orders, up 34% year-over-year

       - Record year-end backlog of 4,435 homes, valued at $1.6 billion, up 54%

    Financial and Operating Highlights - 2003 Fiscal Year vs. 2002 Fiscal Year

       -  Earnings per share up 66% to a record $6.08 vs. $3.67 last year

       -  Record net income of $204.4 million, up 72% year-over-year

       -  Record revenues of $2.3 billion, up 25% over 2002

       -  Record deliveries of 8,213 new homes, up 31% year-over-year

       - Record Adjusted Homebuilding EBITDA* of $404 million, up 66%, and an EBITDA margin of 17.3%

       -  Record 9,187 new home orders, up 35% over 2002

    Guidance for 2004 raised to $6.90 - $7.00 per share

       * For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

    IRVINE, Calif., Feb. 2 /PRNewswire-FirstCall/ -- Standard Pacific Corp. (NYSE: SPF) today reported the Company's 2003 fourth quarter and fiscal year operating results. Net income for the fourth quarter ended December 31, 2003 increased 52% to $79.7 million, or $2.33 per diluted share, compared to $52.3 million, or $1.58 per diluted share, for the year earlier period. The Company's operating results for the 2003 fourth quarter and full year reflect an after-tax charge of $2.0 million, or $0.06 per share, resulting from the Company's early retirement of its 8 1/2% senior notes due 2007 and an after-tax charge of $534,000, or $0.02 per share, resulting from the Company's decision to begin to expense the cost of stock option grants on a prospective basis effective with options granted during fiscal year 2003.
    For the year ended December 31, 2003, net income increased 72% to $204.4 million, or $6.08 per diluted share, compared to $118.7 million, or $3.67 per diluted share, last year.
    Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, "Our record operating results for the 2003 fourth quarter cap another tremendous year of top line and bottom line growth reflecting the continued strength of the homebuilding industry and Standard Pacific's growing position in some of the largest and most dynamic markets in the country. For the five-year period ended December 31, 2003, our homebuilding revenues and earnings per share have grown at compound annual rates of 25% and 31%, respectively."
    "The Company's record of revenue and earnings growth is the result of our balanced strategy of expanding in our existing markets as well as into new geographic markets with long-term growth potential. In our established California and Arizona markets we saw full year deliveries for 2003 increase 24% and 9%, respectively. And in our first full year in the Southeastern United States, we delivered over 2,700 new homes, representing over 33% of our companywide deliveries. Building on our success in 2003, we expect to see opportunities for continued growth this year with deliveries projected to increase in all three of our operating regions -- the West, Southwest and Southeast."
    "We are also pleased with the progress we have made with respect to improvements in our homebuilding gross margin percentage, which was up
330 bp's year-over-year to 22.8%, and in our return on average stockholders' equity, which was 22.6% for the year ended December 31, 2003. These positive results reflect a growing emphasis in our organization on achieving strong shareholder returns while continuing to conservatively manage our balance sheet."
    Mr. Scarborough continued, "During the fourth quarter we completed two important acquisitions, Coppenbarger Homes in Jacksonville, Florida and the Sacramento, California operations of Lucas and Mercier, both of which enhance our growing market positions in the nation's two largest housing markets. Coppenbarger Homes represents our fourth acquisition in Florida within the past 18 months and our eighth market in the state, while our acquisition in Sacramento compliments our growing presence in Northern California's largest housing market."
    "As a result of our strong finish in 2003, which generated record order levels and backlog, we are raising our 2004 earnings' guidance for the full year to between $6.90 and $7.00 per share, up from our previous guidance of $6.40 to $6.50 per share. This would represent up to a 15% increase over our full year 2003 per share earnings. The updated guidance for 2004 reflects the impact of the one million new shares of common stock issued in December of 2003 to fund our growth initiatives, and also reflects the impact of our decision to expense the cost of stock option grants which is projected to represent an after-tax expense of approximately $2.0 million, or $0.06 per share for the year. For 2004 we are targeting 9,300 deliveries, excluding
300 joint venture new homes, and homebuilding revenues of approximately
$3.2 billion. To support our 17% increase in projected deliveries this year, we are planning to open between 100 and 110 new communities, up approximately 30% year-over-year. As a result of the seasonal nature of our business and the timing of new community openings, we expect that approximately 60% of our profits this year will be generated in the second half of the year."
    "We are also providing initial earnings' guidance for the first quarter of 2004 of $0.85 to $0.90 per share which would represent up to a 20% increase over the 2003 first quarter. We are targeting 1,550 deliveries, excluding
75 joint venture new homes, and homebuilding revenues of $475 million in the quarter."
    Mr. Scarborough added, "As we conclude yet another successful year we look ahead to a bright future for our Company. We are encouraged by the underlying dynamics in the industry including prospects for long-term household growth driven by immigrant inflows and an aging population. We believe that these positive demographic trends and the growing constraints on the supply of new housing, coupled with our balanced growth strategy and experienced management team, provide a solid foundation as we begin 2004 with the anticipation of another record year."

    Homebuilding Operations
    Homebuilding pretax income for the 2003 fourth quarter increased 56% to $128.2 million from $82.5 million in the year earlier period. The increase in pretax income was driven by an 18% increase in homebuilding revenues, a 330 basis point improvement in the Company's homebuilding gross margin percentage, a $6.6 million increase in joint venture income and a 50 basis point decrease in our SG&A rate.
    Homebuilding revenues for the 2003 fourth quarter increased 18% to $802.3 million from $677.9 million last year. The increase in revenues was attributable to a 12% increase in new home deliveries (exclusive of joint ventures) combined with a 5% increase in our consolidated average home price to $324,000.
    During the 2003 fourth quarter the Company delivered 899 new homes in California (exclusive of joint ventures), a 17% increase over the 2002 fourth quarter. Including joint ventures, California deliveries were up 17% to 1,111 homes, which reflects strong housing market conditions throughout Southern California and improving market conditions in Northern California. Deliveries were up 3% in Southern California to 765 new homes (including
141 joint venture deliveries) and up 65% in Northern California to 346 new homes (including 71 joint venture deliveries). In Florida, where housing market conditions remained solid throughout the year, the Company delivered 775 new homes in the fourth quarter, including 58 homes from our recently acquired operations in Jacksonville, representing a 15% year-over-year increase (an increase of 7% excluding the deliveries from Jacksonville). The Company delivered 460 homes during the fourth quarter in Phoenix, a 17% increase over the 2002 fourth quarter, reflective of strong housing demand in the nation's second largest metropolitan housing market. In the Carolinas, deliveries were up 11% to 158 new homes. New home deliveries were off 51% in Texas and up 47% in Colorado. Although volume was up in Colorado, we continue to experience relatively sluggish demand in our Texas and Colorado markets, which combined generated less than 10% of our unit volume in 2003.
    During the 2003 fourth quarter the Company's average home price was up 5% year-over-year to $324,000. The higher selling price was driven primarily by a 7% increase in the Company's average price in California to $552,000 (exclusive of joint ventures). The higher price in California represents the impact of general price increases in the state and a change in mix during the 2003 fourth quarter. Our average price in Florida was $191,000, which was essentially flat with the year earlier period. Our average price in Arizona was up 3% to $180,000 but down 6% in the Carolinas to $134,000. Both changes are a result of shifts in the product mix. Our average price in Texas was down 13% reflecting our increasing emphasis on more affordable homes while our average price in Colorado was up 11% as we continue to build out many of our higher priced homes in that market. For 2004, we expect that our average home price will increase modestly to approximately $335,000 as a result of higher average prices in California and Florida, partially offset by lower average prices in Texas and Colorado due to a shift to more affordable homes.
    The Company's homebuilding gross margin was up 330 basis points year-over-year and up 110 basis points from the prior quarter to 22.8%. The increase in the year-over-year gross margin percentage was driven by higher margins in California, Florida and Arizona. Margins in Texas and Colorado are still well below our companywide average and generally reflect the impact of slower economic conditions in those regions. The higher overall gross margin percentage reflects our ability to raise home prices in most of our California and Florida markets during 2003 as a result of strong housing demand and improving margins in Arizona due to healthy demand for new homes combined with volume and cost efficiencies. The gross margins in our backlog are comparable to those generated in the fourth quarter of 2003.
    Selling, general and administrative expenses (including corporate G&A) for the 2003 fourth quarter improved 50 basis points to 8.9% of homebuilding revenues compared to 9.4% last year. The decrease in SG&A expenses as a percentage of homebuilding revenues was due primarily to the efficiencies realized in our overhead structure from the significant increase in revenues. For the full year, the Company's SG&A rate increased 30 basis points reflecting the impact of our expansion into the Southeastern United States where we generally incur higher levels of sales and marketing costs and G&A expenses as a percentage of revenue. We expect that our full-year SG&A rate for 2004 will be in the 10% range. The slightly higher SG&A rate compared to 2003 reflects the reclassification of certain expenses from cost of sales to SG&A to be consistent with industry practices.
    Income from unconsolidated joint ventures was up $6.6 million for the 2003 fourth quarter to $20.8 million and was driven by a 15% increase in joint venture deliveries to 212 new homes versus 184 last year, and an increase in joint venture income from land sales to other builders. For 2004, we expect to generate approximately $40 to $45 million in joint venture income from 300 new home deliveries as well as land sales to other builders. This compares to $60.7 million in 2003 from 620 venture deliveries and builder land sales.
    Demand remains strong in most of our key markets, as evidenced by new orders for the quarter rising 34% to a record 2,163 new homes (including joint ventures) on an 8% increase in average community count. The Company's cancellation rate for the quarter declined to 19% versus 22% last year.
Orders were up 4% year-over-year in Southern California despite a 23% decline in the average number of active selling communities, up 244% in Northern California on a 60% higher community count, up 83% in Florida on a 75% higher community count and off 7% in Arizona on a 20% lower community count. Orders were down 12% in the Carolinas on an 11% higher community count, up 48% in Colorado on an 8% higher community count and down 19% in Texas on a 28% lower community count. The order levels in the Company's three largest markets, California, Florida and Arizona, generally reflect healthy housing market conditions in those regions while the order levels in Texas and Colorado still reflect the impact of generally weak economic conditions impacting the demand for new housing.
    The record level of new home orders for the 2003 fourth quarter resulted in a record fourth quarter backlog of 4,435 presold homes (including 166 joint venture homes) valued at an estimated $1.6 billion (including $104 million of joint venture backlog), an increase of 54% from the December 31, 2002 backlog value.
    The Company ended the year with 151 active selling communities, an 11% increase over the year earlier period. The higher community count resulted from the opening of 81 new communities in 2003 compared to 61 in 2002. The Company is planning to open 100 to 110 new communities during 2004 and is targeting a year-end community count of approximately 200 active subdivisions, 32% higher than the year earlier period. We expect to open nearly 60% of our new communities in the first half of the year, which is traditionally our strong selling season.

    Financial Services
    Fourth quarter profits for the Company's financial services subsidiary, which currently represents our mortgage banking operations throughout California and in South Florida, were off 33% to $1.4 million compared to $2.1 million last year. The decline in profit was driven by a 5% decrease in revenues combined with a 13% increase in expenses. The lower level of revenues was due to a decrease in the margins generated on loans sold, which was partially offset by a 14% increase in the volume of mortgage loans sold. The higher level of loan volume was driven by an increase in our California new home deliveries and the commencement of loan originations in South Florida at the end of 2002. The impact of the higher delivery levels was partially offset by a decrease in our California capture rate. The lower margins on loans sold resulted from the exceptionally high margins experienced during the 2002 fourth quarter resulting from a falling interest rate environment during that period.
    The increase in expenses for the financial services segment for the 2003 fourth quarter was primarily the result of start-up expenses incurred in connection with our current expansion into the Arizona and Texas markets.
    Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions, which operate in conjunction with our homebuilding divisions in Arizona, Texas, Colorado, the Carolinas, and Tampa and Southwestern Florida, was up 9% to $916,000. The higher level of income was primarily due to increased deliveries in Florida and Arizona.

    Earnings Conference Call
    A conference call to discuss the Company's 2003 fourth quarter and fiscal year earnings will be held at 11:00 a.m. Eastern time today. The call will be broadcast live over the Internet and can be accessed through the Company's website at www.standardpacifichomes.com/investor/investors.asp. The call will also be accessible via telephone by dialing (800) 915-4836. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (800) 428-6051 (Code 329472).

    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 62,000 families during its 38-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

    This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company's growing market position; improving operating performance, including expected returns on shareholders' equity; the outlook for 2004; that 60% of 2004 profits are expected to be generated in the second half of the year; orders and backlog; the Company's three to four year lot supply; expected new community openings and active sub-divisions; the Company's expected earnings, deliveries and revenues; the Company's expected SG&A rate; expected average home prices; the Company's expected homebuilding gross margin percentage and cost of stock option grants; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors -- many of which are out of our control and difficult to forecast -- that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2003. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.


                   STANDARD PACIFIC CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

               (Dollars in thousands, except per share amounts)
                                 (Unaudited)

                             Three Months Ended            Year Ended
                                December 31,               December 31,
                            2003          2002         2003         2002
     Homebuilding:
      Revenues            $802,314     $677,859   $2,341,180   $1,870,757
      Cost of sales       (619,706)    (545,681)  (1,839,066)  (1,531,879)
        Gross margin       182,608      132,178      502,114      338,878
      Selling, general
       and administrative
       expenses            (71,063)     (63,948)    (227,831)    (175,218)
      Income from
       unconsolidated
       joint ventures       20,841       14,274       60,747       27,616
      Interest expense      (1,698)      (1,444)      (6,847)      (5,489)
      Other income
       (expense)            (2,467)       1,390       (1,433)       1,746
        Homebuilding
         pretax income     128,221       82,450      326,750      187,533

     Financial Services:
       Revenues              4,988        5,275       18,870       13,856
       Expenses             (3,594)      (3,193)     (14,072)      (9,380)
       Income from
        unconsolidated
        joint ventures         916          842        3,169        2,323
       Other income            171          160          381          349
         Financial services
          pretax income      2,481        3,084        8,348        7,148

     Income before taxes   130,702       85,534      335,098      194,681
     Provision for
      income taxes         (50,972)    (33,239)     (130,719)     (75,992)
     Net Income            $79,730      $52,295     $204,379     $118,689


     Earnings Per Share:
       Basic                 $2.41        $1.61        $6.28        $3.78
       Diluted               $2.33        $1.58        $6.08        $3.67

     Weighted Average
      Common Shares
      Outstanding:
       Basic            33,130,431   32,473,007   32,555,189   31,399,120
       Diluted          34,262,795   33,198,731   33,610,735   32,321,260

     Cash Dividends
      Per Share              $0.08        $0.08        $0.32        $0.32


                           Selected Operating Data

                               Three Months Ended           Year Ended
                                  December 31,              December 31,
                               2003         2002        2003         2002
     New homes delivered:
       Southern California     624          612        1,980        1,727
       Northern California     275          154          627          557
         Total California      899          766        2,607        2,284

       Florida                 775          671        2,205        1,188
       Arizona                 460          394        1,555        1,432
       Carolinas               158          142          538          241
       Texas                    76          155          421          520
       Colorado                 97           66          267          277
         Consolidated total  2,465        2,194        7,593        5,942

       Unconsolidated
        joint
        ventures:
         Southern California   141          128          442          242
         Northern California    71           56          178           81
           Total
            unconsolidated
            joint ventures     212          184          620          323
       Total                 2,677        2,378        8,213        6,265

     Average selling price
      of homes delivered:
       California
        (excluding
         joint ventures)  $552,000     $515,000     $521,000     $488,000
       Florida            $191,000     $191,000     $185,000     $197,000
       Arizona            $180,000     $174,000     $179,000     $173,000
       Carolinas          $134,000     $143,000     $135,000     $142,000
       Texas              $258,000     $295,000     $268,000     $287,000
       Colorado           $324,000     $293,000     $314,000     $318,000
       Consolidated
        (excluding
         joint ventures)  $324,000     $309,000     $305,000     $314,000
       Unconsolidated
        joint ventures
        (California)      $532,000     $547,000     $540,000     $532,000
       Total (including
        joint ventures)   $341,000     $327,000     $323,000     $326,000

     Net new orders:
       Southern
        California             542          420        2,008        2,019
       Northern California     231           81          857          639
         Total California      773          501        2,865        2,658

       Florida                 738          404        2,675        1,115
       Arizona                 266          286        1,740        1,473
       Carolinas                93          106          522          177
       Texas                    93          115          459          519
       Colorado                 92           62          350          287
         Consolidated total  2,055        1,474        8,611        6,229

       Unconsolidated
        joint ventures:
         Southern California    26          126          301          459
         Northern California    82           10          275          124
           Total
            unconsolidated
            joint ventures     108          136          576          583
       Total                 2,163        1,610        9,187        6,812

     Average number of
      selling communities
      during the period:
       Southern California      22           24           21           23
       Northern California      19           12           15           13
       Florida                  42           24           34           13
       Arizona                  16           20           20           20
       Carolinas                10            9            9            4
       Texas                    18           25           19           25
       Colorado                 13           12           12           11
         Consolidated total    140          126          130          109

       Unconsolidated
        joint ventures:
         Southern California     2            7            4            7
         Northern California     5            3            5            2
            Total
             unconsolidated
             joint ventures      7           10            9            9
     Total                     147          136          139          118


                     Selected Operating Data (continued)

                                                          At December 31,
     Backlog (in homes):                                2003           2002
       Southern California                               884            856
       Northern California                               483            157
         Total California                              1,367          1,013

       Florida                                         1,730          1,034
       Arizona                                           752            567
       Carolinas                                          65             81
       Texas                                             184            146
       Colorado                                          171             88
         Consolidated total                            4,269          2,929

       Unconsolidated joint ventures:
         Southern California                              83            224
         Northern California                              83             43
           Total unconsolidated joint ventures           166            267
       Total                                           4,435          3,196

     Backlog (estimated dollar value in thousands):
       Consolidated total                         $1,460,058       $872,694
       Unconsolidated joint ventures (California)    103,693        139,491
         Total                                    $1,563,751     $1,012,185

     Building sites owned or controlled:
       Southern California                            11,088          6,056
       Northern California                             5,022          3,791
         Total California                             16,110          9,847

       Florida                                        12,458          8,007
       Arizona                                         4,584          4,839
       Carolinas                                       3,374          2,673
       Texas                                           2,996          2,731
       Colorado                                        1,647          1,792
         Total                                        41,169         29,889

       Total building sites owned                     21,782         16,123
       Total building sites optioned                  13,702         10,200
       Total joint venture lots                        5,685          3,566
         Total                                        41,169         29,889

       Completed and unsold homes                        159            280

       Homes under construction                        4,100          3,012


                           Selected Financial Data

                                                      Three Months Ended
                                                         December 31,
                                                      2003           2002
                                                     (Dollars in thousands)
     Net income(1)                                   $79,730        $52,295
     Net cash provided by (used in)
      operating activities(1)                        $94,150        $74,871
     Net cash provided by (used in)
      investing activities(1)                      $(151,466)      $(12,347)
     Net cash provided by (used in)
      financing activities(1)                       $(48,592)      $(44,682)
     Adjusted Homebuilding EBITDA(2)                $164,141        $93,572
     Homebuilding SG&A as a percentage
      of homebuilding revenues                          8.9%           9.4%
     Homebuilding interest incurred                  $21,130        $14,483
     Homebuilding interest capitalized to
      inventories owned                              $19,432        $13,039
     Ratio of LTM Adjusted Homebuilding EBITDA
      to homebuilding interest incurred                 5.3x           4.3x

     (1) As determined in accordance with accounting principles generally accepted in the United States.

     (2) Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before
         (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales,
         (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation (g) income from unconsolidated joint ventures and (h) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States. The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted Homebuilding EBITDA:

                              Three Months Ended           Year Ended
                                 December 31,              December 31,
                             2003          2002         2003        2002
                                        (Dollars in thousands)
     Net cash provided by
      (used in) operating
      activities           $94,150      $74,871      $10,687      $76,064
     Add:
       Income taxes         50,972       33,239      130,719       75,992
       Homebuilding
        interest expense     1,698        1,444        6,847        5,489
       Expensing of
        previously
        capitalized
        interest included
        in cost of sales    19,812       16,588       62,607       48,208
       Material noncash
        impairment charges      --           --           --        8,952
     Less:
       Income from financial
        services subsidiary  1,394        2,082        4,798        4,476
       Depreciation and
        amortization from
        financial services
        subsidiary              87           64          326          199
     Net changes in operating
      assets and liabilities:
       Mortgages, other
        notes and
        receivables         10,442       54,946      (38,236)      28,437
       Inventories-owned    34,318     (154,179)     335,081      (42,472)
       Inventories-not
        owned              (29,828)      64,533      (65,325)      50,270
       Deferred income
        taxes                8,793       (1,332)       7,730       (4,417)
       Other assets         (5,535)      11,876      (18,061)      17,691
       Accounts payable     (4,213)       3,389       (5,602)       3,000
       Accrued
        liabilities        (25,706)      (9,657)     (59,592)     (19,111)
       Liabilities from
        inventories
        not owned           10,719           --       42,197           --

     Adjusted Homebuilding
      EBITDA              $164,141      $93,572     $403,928     $243,428


                     Selected Financial Data (continued)

                             Three Months Ended            Year Ended
                                December 31,               December 31,
                            2003          2002          2003        2002
                                        (Dollars in thousands)
     Net income            $79,730      $52,295     $204,379     $118,689
     Add:
       Cash distributions
        of income from
        unconsolidated
        joint ventures      33,241        6,398       63,905       18,034
       Income taxes         50,972       33,239      130,719       75,992
       Homebuilding
        interest expense     1,698        1,444        6,847        5,489
       Expensing of
        previously
        capitalized
        interest included
        in cost of sales    19,812       16,588       62,607       48,208
       Material noncash
        impairment charges      --           --           --        8,952
       Homebuilding
        depreciation and
        amortization           964          806        3,310        2,479
       Amortization of
        stock-based
        compensation           875           --          875           --

     Less:
       Income from
        unconsolidated
        joint ventures      21,757       15,116       63,916       29,939
       Income from
        financial services
        subsidiary           1,394        2,082        4,798        4,476

     Adjusted Homebuilding
      EBITDA              $164,141      $93,572     $403,928     $243,428


                              Balance Sheet Data
               (Dollars in thousands, except per share amounts)

                                                         At December 31,
                                                       2003           2002
     Stockholders' equity per share                   $30.51         $24.04

     Ratio of total debt to
      total book capitalization (1)                    50.8%          49.3%

     Ratio of adjusted net homebuilding debt to
      total book capitalization (2)                    44.7%          44.4%

     Ratio of total debt to LTM adjusted
      homebuilding EBITDA (1)                           2.6x           3.1x

     Ratio of adjusted net homebuilding debt to
      LTM adjusted homebuilding EBITDA (2)              2.1x           2.5x

     Homebuilding interest capitalized in
      inventories owned                              $38,438        $31,860

     Homebuilding interest capitalized as a
      percentage of inventories owned                   2.2%           2.5%

     (1) Total debt at December 31, 2003 and 2002 includes $59.3 million and $112.0 million, respectively, of indebtedness of the Company's financial services subsidiary and $12.5 million and $0 million, respectively, of indebtedness included in liabilities from inventories not owned.

     (2) Net homebuilding debt reflects the offset of $159.7 million and $22.2 million in cash and equivalents at December 31, 2003 and 2002, respectively, against homebuilding debt of $996.2 million and $639.0 million, respectively. Adjusted net homebuilding debt at December 31, 2003 and 2002 is further adjusted to exclude
         $59.3 million and $112.0 million, respectively, of indebtedness of the Company's financial services subsidiary and $12.5 million and $0, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and net adjusted homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.


                   STANDARD PACIFIC CORP. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                            (Dollars in thousands)

                                                  December 31,   December 31,
                                                      2003           2002
                                                  (Unaudited)
                             ASSETS

     Homebuilding:
       Cash and equivalents                         $159,654        $22,245
       Mortgage notes receivable and
        accrued interest                               7,171          3,682
       Other notes and receivables                    37,721         34,451
       Inventories:
         Owned                                     1,760,567      1,267,374
         Not owned                                   128,453        108,389
       Investments in and advances to
        unconsolidated joint ventures                164,649        122,460
       Property and equipment, net                     7,343          7,524
       Deferred income taxes                          26,361         18,611
       Other assets                                   17,291         19,097
       Goodwill                                       73,558         58,062
                                                   2,382,768      1,661,895

     Financial Services:
       Cash and equivalents                           10,829          5,406
       Mortgage loans held for sale                   64,043        109,861
       Other assets                                    3,063         14,964
                                                      77,935        130,231
         Total Assets                            $ 2,460,703     $1,792,126


                       LIABILITIES AND STOCKHOLDERS' EQUITY

     Homebuilding:
       Accounts payable                              $77,837        $71,439
       Accrued liabilities                           203,138        147,677
       Liabilities from inventories not owned         19,615         46,155
       Trust deed and other notes payable             24,232         16,670
       Senior notes payable                          823,001        473,469
       Senior subordinated notes payable             148,936        148,854
                                                   1,296,759        904,264

     Financial Services:
       Accounts payable and other liabilities          1,694          2,116
       Mortgage credit facilities                     59,317        111,988
                                                      61,011        114,104
         Total Liabilities                         1,357,770      1,018,368

     Minority Interests                               69,732             --

     Stockholders' Equity:
       Preferred stock, $0.01 par value;
        10,000,000 shares authorized; none issued         --             --
       Common stock, $0.01 par value;
        100,000,000 shares authorized;
        33,862,218 and 32,183,630 shares
        outstanding, respectively                        339            322
       Additional paid-in capital                    435,164        369,723
       Retained earnings                             597,698        403,713
       Total Stockholders' Equity                  1,033,201        773,758
         Total Liabilities and
          Stockholders' Equity                    $2,460,703     $1,792,126


SOURCE  Standard Pacific Corp.
    -0-                             02/02/2004
    /CONTACT: Andrew H. Parnes, Senior Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site:  http://www.standardpacifichomes.com /
    /Audio:  http://www.standardpacifichomes.com/investor/investors.asp /
    (SPF)

CO:  Standard Pacific Corp.
ST:  California
IN:  CST RLT
SU:  ERN ERP CCA MAV